Exhibit 5.3

Consent of Hayden Bergman Rooney, Professional Corporation

We hereby consent to the reference to our opinions in the section “United States Federal Income Tax Information for United States Residents” in the Registration Statement on Form F-1 of Med BioGene Inc. filed on December 28, 2009, as amended. In addition, we hereby consent to the reference to our name in the section “Legal Matters” in the Registration Statement, and in giving this consent, other than with respect to the preceding sentence, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

/S/ HAYDEN BERGMAN ROONEY, PROFESSIONAL CORPORATION

Hayden Bergman Rooney, Professional Corporation

San Francisco, California

April 23, 2010